EXHIBIT 99.1

Standard Parking Corporation Reports Solid Second Quarter EPS Growth, Strong Free Cash Flow; Affirms 2008 Guidance

CHICAGO, Aug. 6, 2008 (PRIME NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced second quarter 2008 earnings of $0.29 per share, as compared with $0.22 per share in the second quarter of 2007. Year to date free cash flow of $14.2 million is in line with the Company's full year expectation of $27 million to $30 million.

Second Quarter Highlights

 * Total number of locations at the end of the second quarter up by
   11% over the 2007 second quarter

 * Same location revenue growth of 3% (revenue figures exclude reimbursement of management contract expense)

 * Gross profit and operating income growth of 12% and 11%,
   respectively

 * Earnings per share increased to $0.29, a 32% increase as compared to the second quarter last year.  $0.03 per share of the increase was the net effect of the favorable $2.0 million settlement of the Company's Hurricane Katrina insurance claim as offset by less favorable changes in insurance reserve estimates and an increase in the cost of post-retirement benefits.

 * Free cash flow of $11.3 million

 * Common stock repurchases of $5.1 million

2008 Full-Year Guidance Affirmed

 * EPS expected to be in the range of $0.95 - $1.05

 * Free cash flow expected to be in the range of $27 million - $30 million

James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased that in the face of a challenging economy and elevated activity levels throughout our organization as new IT initiatives are rolled out and acquisitions are absorbed, the Company has turned in a solid performance for the first half of the year. Earnings per share increased by 32% for the quarter and 30% for the year to date. The Katrina settlement was partially offset by changes in prior year insurance reserve estimates and an increase in post-retirement benefit costs. Excluding these items, earnings per share increased 15% for the quarter and 26% for the first half of the year. This performance reinforces the belief that our management contract-based business model is well suited to minimize the impact of such economic conditions. I am pleased that the second quarter retention metrics remained strong, with location retention at 91% and gross profit retention at 97%, which suggest that our clients continue to recognize the excellent service that our employees consistently strive to deliver."

Wilhelm continued, "That said, in the second quarter, many of the parking facilities we operate did experience a decline in parking volume that correlates with general reports of a decline in travel and driving activity levels. Accordingly, we're not surprised to see a moderation in our gross profit growth as economic conditions impact some of our locations. We are proactively reviewing the staffing levels and operating expense structures at all of our locations to ensure that they are appropriate in light of these changing operating conditions."

Wilhelm ended by stating, "During these times, we are especially focused on the basic elements of our business that will drive continued improvement in the Company's financial performance. These include growing the number of locations as well as increasing gross profit per location by taking advantage of our management contracts' fee escalation provisions and selling additional services. We also continue to move forward with IT initiatives intended to improve operating efficiencies and reduce costs. Finally, we continue to deploy the Company's substantial free cash flow to pursue acquisitions and share buybacks."

Second Quarter Operating Results

Revenue for the second quarter of 2008, excluding reimbursed management contract expense, increased by 18% to $76.4 million from $64.5 million in the second quarter of 2007. Revenue growth reflected continuing organic location growth and also included $1.6 million received from the Company's Hurricane Katrina insurance claim. Revenue from same locations increased 3% year over year.

Gross profit in the quarter increased by 12% to $23.5 million from $21.1 million in the year ago quarter. This result includes $1.6 million of the $2.0 million total favorable Katrina settlement. In addition, the 2008 second quarter benefited from a $0.4 million favorable change in insurance loss reserve estimates relating to prior years, which was $0.2 million less than the $0.6 million favorable change in insurance loss reserve estimates for prior years recorded for the second quarter of 2007. The year to year comparison also is affected by the benefit received in the second quarter of 2007 from a $0.3 million insurance dividend. On a same location basis, second quarter gross profit increased by 2% year over year.

General and administrative expenses increased by 11% to $12.0 million in the second quarter of 2008 from $10.8 million in the second quarter of 2007. The increase was due in part to increased spending for productivity focused IT initiatives that is expected to be ongoing. Other G&A costs incurred in the second quarter, however, are not expected to recur in the second half of 2008. These other G&A costs include increases of $0.2 million in the annual stock grants to our Board of Directors and $0.4 million in the cost of post-retirement benefits. Partially offsetting these negative factors is a $0.4 million second quarter reduction in G&A attributable to the Katrina settlement. Excluding these items specific to the second quarter, G&A for the period was in line with recent quarters.

Total depreciation and amortization expense increased by $0.3 million in the second quarter of 2008 as compared with the same period last year due to the amortization of contract rights relating to acquisitions completed over the last twelve months. Operating income increased by 11% to $9.9 million.

Second quarter 2008 net interest expense decreased $0.5 million year over year due to lower interest rates during this time period. Resulting net income increased 21% to $5.3 million, or $0.29 per share, in the second quarter of 2008 from $4.4 million, or $0.22 per share, in the prior year, an increase of 32% on a per share basis.

The Company generated $11.3 million of free cash flow during the second quarter of this year, which was used to repurchase $5.1 million of common stock and to make debt repayments of $5.9 million. On a trailing twelve-month basis, free cash flow was $32.3 million as compared with $29.7 million for the twelve months ended June 30, 2007.

Total debt at the end of the 2008 second quarter was $86.9 million, an increase of $7.5 million from $79.4 million at June 30, 2007.

Recent Developments

As recently announced, the Company has finalized an amended and restated credit agreement that increased the facility size by $75 million, to $210 million, and extended the maturity by two additional years, to July 2013. Commenting on this accomplishment, Wilhelm stated, "We are very proud of having renegotiated our bank credit agreement. To have completed this transaction in this uncertain economic environment in which financial institutions are generally looking to decrease their exposures is a real testament to the confidence that our lenders have placed in the Company."

Additional recent developments include the following:

 * The Company's Board of Directors approved a $60 million increase in the authorization for stock repurchases.

 * The Company recruited Frederic Kreiter to be Vice President of
   Transportation Services.  In this capacity, Mr. Kreiter, the former President and Chief Operating Officer of Veolia
   Transportation Services, Inc., will be responsible for the growth and development of the ground transportation and shuttle bus services rendered throughout the Company.  Mr. Kreiter's hiring reinforces Standard Parking's commitment to internal growth in the transportation services market.

 * Canderel awarded the Company a multi-year lease for the College
   Park Garage, which serves six different properties in Toronto,
   Canada.  On the day the Company commenced operations, it
   installed new equipment to fully automate the garage.

 * The Company recently commenced the management of more than 22,000 parking spaces in nineteen Class A office buildings in Los
   Angeles County for Equity Office Properties.

 * In August, the Company will cease its parking management
   operations for the City of Miami Beach garages.  The Company will continue, however, to manage the City of Miami Beach's parking meter operations.

Year-to-Date Results

Revenue for the first half of 2008, excluding reimbursed management contract expense, increased by 17% to $150.0 million from $127.9 million in the first half of 2007.

Gross profit for the first half of 2008 increased by 11% to $45.2 million from $40.7 million in the first half of 2007. On a same location basis, gross profit increased by 2%.

General and administrative expenses for the first six months of 2008 increased 8% to $23.4 million from $21.7 million for the comparable period last year. General and administrative expenses as a percent of gross profit decreased to 51.9% during the first half of 2008 from 53.2% a year ago, reflecting continuing improvement in the Company's operating leverage.

Operating income for the first half of 2008 increased by 14% to $18.8 million from $16.5 million in the same period of the prior year.

Net income increased by 22% to $9.6 million for the first half of 2008 as compared with $7.8 million for the first half of 2007. Earnings per share for the first half of 2008 were $0.52, $0.12 higher than the same period a year ago, of which $0.03 per share was the net effect of the favorable $2.0 million settlement of the Company's Hurricane Katrina insurance claim as offset by less favorable changes in insurance reserve estimates and an increase in the cost of post-retirement benefits. Earnings per share also benefited from the decrease in diluted shares outstanding resulting from the stock repurchase program.

Free cash flow of $14.2 million was generated during the first half of 2008 versus $14.0 million in the first half of 2007. The cash tax rate in the first six months of 2008 was 10% compared with 5% in the first half of 2007. This increase in cash tax rates reduced free cash flow by $0.9 million. The first half 2008 free cash flow, along with borrowings under the revolving credit facility, was used to complete an acquisition and repurchase common stock. Through June 30, 2008, the Company expended $35 million of the $45 million previous stock repurchase authorization.

Financial Outlook

Based on year-to-date results, the Company is affirming its 2008 net earnings guidance of $0.95 to $1.05 per share. This guidance includes the $0.06 per share impact of the Katrina settlement as well as the $0.04 per share impact of the long-term restricted stock unit grant to senior management on July 1, 2008. Full year 2008 free cash flow is still expected to be in the range of $27 million to $30 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 am (CDT) on Thursday, August 7, 2008, and will be available live and in replay to all analysts/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking, with more than 13,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of August 6, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; availability, terms and deployment of capital; the ability of our majority shareholder to control our major corporate decisions; the impact of public and private regulations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; changes in general economic and business conditions or demographic trends; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

                    STANDARD PARKING CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
         (in thousands, except for share and per share data)

                                                   June 30,   Dec. 31,
                                                     2008       2007
                                                  ---------  ---------
                             ASSETS
 Current assets:
  Cash and cash equivalents                       $  11,595  $   8,466
  Notes and accounts receivable, net                 44,340     42,706
  Prepaid expenses and supplies                       3,188      2,765
  Deferred taxes                                      6,247      6,247
                                                  ---------  ---------
   Total current assets                              65,370     60,184

 Leasehold improvements, equipment and
  construction in progress, net                      16,151     15,695
 Advances and deposits                                1,873      1,382
 Long-term receivables, net                           5,747      4,854
 Intangible and other assets, net                     5,137      4,350
 Cost of contracts, net                              10,404      7,688
 Goodwill                                           124,530    119,890
 Deferred taxes                                          --      1,345
                                                  ---------  ---------

   Total assets                                   $ 229,212  $ 215,388
                                                  =========  =========

      LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                                $  46,587  $  42,941
  Accrued and other current liabilities              31,612     33,195
  Long-term borrowings                                1,419      1,938
                                                  ---------  ---------
   Total current liabilities                         79,618     78,074

 Deferred taxes                                       2,496         --
 Long-term borrowings, excluding current portion     85,448     78,425
 Other long-term liabilities                         24,467     19,550

 Stockholders' equity (1):
  Common stock, par value $.001 per share;
   21,300,000 shares authorized; 17,873,658 and
   18,371,308 shares issued and outstanding as of
   June 30, 2008 and December 31, 2007,
   respectively                                          18         18
  Additional paid-in capital                        139,144    150,520
  Accumulated other comprehensive income                455        482
  Treasury stock, at cost, 72,263 and 48,474
   shares as of June 30, 2008 and December 31,
   2007, respectively                                (1,479)    (1,172)
  Accumulated deficit                              (100,955)  (110,509)
                                                  ---------  ---------
   Total stockholders' equity                        37,183     39,339
                                                  ---------  ---------

   Total liabilities and stockholders' equity     $ 229,212  $ 215,388
                                                  =========  =========

                     STANDARD PARKING CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
   (in thousands, except for share and per share data, unaudited)

                       Three Months Ended      Six Months Ended
                    ----------------------- -----------------------
                      June 30,    June 30,    June 30,    June 30,
                        2008        2007        2008        2007
                    ----------- ----------- ----------- -----------

 Parking services
  revenue:
  Lease contracts   $    40,003 $    35,988 $    77,697 $    71,186
  Management
   contracts             36,415      28,539      72,295      56,735
                    ----------- ----------- ----------- -----------
                         76,418      64,527     149,992     127,921
  Reimbursed
   management
   contract expense      99,317      87,588     198,768     178,085
                    ----------- ----------- ----------- -----------
   Total revenue        175,735     152,115     348,760     306,006

 Cost of parking
  services:
  Lease contracts        34,711      31,768      69,604      63,786
  Management
   contracts             18,162      11,703      35,208      23,427
                    ----------- ----------- ----------- -----------
                         52,873      43,471     104,812      87,213
  Reimbursed
   management
   contract expense      99,317      87,588     198,768     178,085
                    ----------- ----------- ----------- -----------
   Total cost of
    parking services    152,190     131,059     303,580     265,298

 Gross profit:
  Lease contracts         5,292       4,220       8,093       7,400
  Management
   contracts             18,253      16,836      37,087      33,308
                    ----------- ----------- ----------- -----------
   Total gross
    profit               23,545      21,056      45,180      40,708

 General and
  administrative
  expenses               12,029      10,844      23,440      21,658
 Depreciation and
  amortization            1,579       1,276       2,950       2,528
                    ----------- ----------- ----------- -----------

 Operating income         9,937       8,936      18,790      16,522
 Other expenses
  (income):
  Interest expense        1,086       1,770       2,604       3,573
  Interest income           (41)       (227)        (83)       (446)
                    ----------- ----------- ----------- -----------
                          1,045       1,543       2,521       3,127
 Minority interest            3          89         125         249
                    ----------- ----------- ----------- -----------

 Income before
  income taxes            8,889       7,304      16,144      13,146
 Income tax expense       3,612       2,953       6,590       5,313
                    ----------- ----------- ----------- -----------
 Net income         $     5,277 $     4,351 $     9,554 $     7,833
                    =========== =========== =========== ===========

 Common stock data:
 Net income per
  share:
  Basic             $      0.29 $      0.23 $      0.53 $      0.41
  Diluted           $      0.29 $      0.22 $      0.52 $      0.40
 Weighted average
  shares
  outstanding:
  Basic              17,891,155  18,930,560  18,007,316  19,068,612
  Diluted            18,265,653  19,376,018  18,400,527  19,547,670

                    STANDARD PARKING CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (in thousands, unaudited)

                                               Six Months Ended
                                              ------------------
                                              June 30,   June 30,
                                                2008      2007
                                              --------  --------
 Operating activities:
 Net income                                   $  9,554  $  7,833
 Adjustments to reconcile net income to net
  cash provided by operations:
  Depreciation and amortization                  2,775     2,499
  Loss on sale of assets                           175        29
  Amortization of debt issuance costs              142       136
  Non-cash stock-based compensation                465       465
  Excess tax benefit related to stock option
   exercises                                      (491)     (944)
  Reversal for losses on accounts receivable       (49)     (196)
  Deferred income taxes                          3,841     3,710
  Change in operating assets and liabilities       606     3,029
                                              --------  --------
 Net cash provided by operating activities      17,018    16,561

 Investing activities:
 Acquisitions                                   (5,457)       --
 Purchase of leaseholds improvements and
  equipment                                     (2,515)   (2,483)
 Cost of contracts purchased                      (185)       --
 Contingent purchase payments                      (47)     (102)
                                              --------  --------
 Net cash used in investing activities          (8,204)   (2,585)

 Financing activities:
 Repurchase of common stock                    (12,926)   (9,998)
 Proceeds from exercise of stock options           342       754
 Tax benefit related to stock option
  exercises                                        491       944
 Proceeds from (payments on) senior credit
  facility                                       7,450    (5,050)
 Payments on long-term borrowings                  (56)      (77)
 Payments of debt issuance costs                   (35)      (35)
 Payments on capital leases                       (891)   (1,195)
                                              --------  --------
 Net cash used in financing activities          (5,625)  (14,657)

 Effect of exchange rate changes on cash and
  cash equivalents                                 (60)       17
                                              --------  --------

 Increase (decrease) in cash and cash
  equivalents                                    3,129      (664)
 Cash and cash equivalents at beginning of
  period                                         8,466     8,058
                                              --------  --------

 Cash and cash equivalents at end of period   $ 11,595  $  7,394
                                              ========  ========
 Supplemental disclosures:
 Cash paid during the period for:
    Interest                                  $  2,806  $  3,372
    Income taxes                                 1,614       719

                STANDARD PARKING CORPORATION
                       FREE CASH FLOW
  (in thousands, except for share and per share data, unaudited)

                             Three Months Ended   Six Months Ended
                             ------------------  ------------------
                             June 30,  June 30,  June 30,  June 30,
                               2008      2007      2008      2007
                             --------  --------  --------  --------
 Operating income              $9,937    $8,936   $18,790   $16,522
  Depreciation and
   amortization, net of gain
  (loss) on sale of assets      1,579     1,276     2,950     2,528
  Non-cash compensation            71       286       465       465
  Income tax paid              (1,113)     (509)   (1,614)     (719)
  Minority interest                (3)      (89)     (125)     (249)
  Change in assets and
   liabilities                  3,796     2,485      (702)    1,403
  Purchase of leaseholds,
   equipment and cost of
   contracts and contingent
   purchase payments           (1,599)   (1,840)   (2,747)   (2,585)
                             --------  --------  --------  --------
 Operating cash flow          $12,668   $10,545   $17,017   $17,365
  Cash interest paid           (1,397)   (1,754)   (2,806)   (3,372)
                             --------  --------  --------  --------
 Free cash flow (1)           $11,271    $8,791   $14,211   $13,993
  Decrease (increase) in
   cash and cash
   equivalents                   (540)     (546)   (3,129)      664
                             --------  --------  --------  --------
 Free cash flow, net of
  change in cash              $10,731    $8,245   $11,082   $14,657

 (Uses)/Sources of cash:
  Proceeds from (Payments
   on) senior credit
   facility                   ($5,400)  ($2,450)   $7,450   ($5,050)
  (Payments) on other
   borrowings                    (463)     (447)     (947)   (1,272)
  (Payments) of debt
    issuance costs                (35)      (35)      (35)      (35)
  Proceeds from exercise of
   stock options                  120       576       342       754
  Tax benefit related to
   stock option exercises         172       679       491       944
  (Repurchase) of common
   stock                       (5,127)   (6,568)  (12,926)   (9,998)
  (Payments) on acquisitions        2        --    (5,457)       --
                             --------  --------  --------  --------
 Total (uses) of cash        ($10,731)  ($8,245) ($11,082) ($14,657)
 ------------------------------------------------------------------
  (1)  Reconciliation of Free Cash Flow to Consolidated Statements
      of Cash Flow
                                     Six       Three       Three
                                    Months     Months      Months
                                    Ended      Ended       Ended
                                   June 30,   March 31,   June 30,
                                     2008       2008        2008
                                  ---------   ---------  ---------
 Net cash provided by operating
  activities                        $17,018      $4,144    $12,874
 Net cash (used in) investing
  activities                         (8,204)     (6,607)    (1,597)
 Acquisitions                         5,457       5,459         (2)
 Effect of exchange rate
  changes on cash and cash
  equivalents                           (60)        (56)        (4)
                                  ---------   ---------  ---------
 Free cash flow                     $14,211      $2,940    $11,271

                                     Six       Three       Three
                                    Months     Months      Months
                                    Ended      Ended       Ended
                                   June 30,   March 31,   June 30,
                                     2007       2007        2007
                                  ---------   ---------  ---------
 Net cash provided by
  operating activities              $16,561      $6,074    $10,487
 Net cash (used in) investing
  activities                         (2,585)       (745)    (1,840)
 Acquisitions                            --          --         --
 Effect of exchange rate
  changes on cash and cash
  equivalents                            17        (127)       144
                                  ---------   ---------  ---------
 Free cash flow                     $13,993      $5,202     $8,791

 -----------------------------------------------------------------
 Trailing Twelve Month Free Cash Flow
                                                            Twelve
                           Three Months Ended               Months
              ------------------------------------------    Ended
              Sept. 30,  Dec. 31,   March 31,  June 30,    June 30,
                2007       2007       2008       2008        2008
              ---------  ---------  ---------  ---------  ---------
 Free Cash
  Flow           $8,421     $9,677     $2,940    $11,271    $32,309

                                                            Twelve
                           Three Months Ended               Months
              ------------------------------------------    Ended
              Sept. 30,  Dec. 31,   March 31,  June 30,    June 30,
                2006       2006       2007       2007        2007
              ---------  ---------  ---------  ---------  ---------
 Free Cash
  Flow           $9,476     $6,263     $5,202     $8,791    $29,732

                         STANDARD PARKING CORPORATION
                                LOCATION COUNT

                              June 30,   Dec. 31,   June 30,
                                2008       2007       2007
                              --------   --------   --------
 Managed facilities              1,979      1,893      1,753
 Leased facilities                 240        238        238
                              --------   --------   --------
 Total facilities                2,219      2,131      1,991

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and
           Chief Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com